Exhibit 10.1

REVISED

August 12, 2015

Richard Graham, Ph.D.

Dear Richard:

Theravance Biopharma US, Inc. (the “Company” or “Theravance Biopharma US”) is pleased to offer you the exempt position of Senior Director, Clinical Pharmacology, reporting to Phil Worboys.  Your salary on an annualized basis will be $245,000.  In addition, you will be paid an employment bonus of $15,000 less taxes and payable in your first paycheck.  If you choose to leave Theravance Biopharma US within the first two years of your employment, this bonus will be fully repayable to Theravance Biopharma US.You will be eligible to receive an annual discretionary bonus targeted at 25% of your annual salary, based on the Company’s performance against its annual goals and a review of your individual performance.  You must be an active employee in good standing at the time the bonus is paid in order to receive the bonus.  The Company’s bonus percentage targets may change from time-to-time at the sole discretion of the Board of Directors.  Performance and merit reviews will be conducted annually and will be calculated on a prorated basis, based on date of hire.   It is our understanding and expectation that your employment start date will be on or before October 5, 2015. This offer will expire on August 17, 2015.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will be granted an option to purchase 25,000 ordinary shares of Theravance Biopharma, Inc. at a per share purchase price equal to the fair market value of one Theravance Biopharma, Inc. ordinary share on the date of grant, which we anticipate will be on or around the first business day of the month following your employment start date.  The number of shares subject to the option and the vesting and exercise details of your option grant will be set forth in your option paperwork, but in general your option will vest monthly over the first four years of your employment, with a one year “cliff” provision that prevents it from being exercised before the first anniversary of the grant date. The option granted to you will be contingent on your execution of Theravance Biopharma, Inc.’s standard form of option agreement and will be subject to all of the terms and conditions contained in the Theravance Biopharma, Inc. 2014 New Employee Equity Incentive Plan.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will also be granted a restricted share unit (RSU) award for 5,000 ordinary shares of Theravance Biopharma, Inc.  The RSU award will be subject to the terms and conditions applicable to restricted share units awarded under the Company’s applicable Equity Incentive Plan and shall be evidenced by the applicable form of RSU agreement as approved by the committee.  The RSU award will vest as follows: 25% of the RSUs will vest on the first Company Vesting Date after the second anniversary of the grant date; 25% of the shares will vest on the first Company Vesting Date after the third anniversary of the grant date; 25% of the shares will vest on the first Company Vesting Date after the fourth anniversary of your Start Date; and 25% of the shares will vest on the first Company Vesting Date after the fifth anniversary of the grant date, provided you remain in continuous service through each such vesting date, and as described in the applicable RSU agreement.  A “Company Vesting Date” means February 20, May 20, August 20 or November 20.

Theravance Biopharma US provides a comprehensive company-paid benefits package that begins on your first day of employment.  Benefits are provided by Theravance Biopharma US to you and your dependents at a minimal cost.  Included are medical, vision and dental coverage, life insurance, long-term disability insurance and a flexible spending plan.  Additionally, we offer a 401(k) plan and an Employee Stock Purchase Plan.  Additional information will be provided at New Employee Orientation shortly after you begin employment.

As a condition of employment, you will be provided a copy of our Company Handbook and will be expected to acknowledge and abide by our policies.  You will also be required to accept and abide by the terms of our Proprietary Information and Inventions Agreement.  Pursuant to that Agreement, you must comply with Theravance Biopharma US’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials or processes of such former employers.  In addition, you will be required to present documents establishing your legal right to work in the United States as required by the government’s Form I-9.

While we hope that your employment with the Company will be mutually satisfactory, employment with Theravance Biopharma US is for no specific period of time.  As a result, either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and a Senior Officer of the Company.

This offer is contingent upon the successful completion of your background investigation and referencing.

There are two copies of this letter enclosed; if all of the foregoing is satisfactory, please sign and date each copy, and return one copy to me, saving the other copy for yourself.

We are very excited about the possibility of you joining our team and becoming a part of our company!  We look forward to determining a mutually convenient start date as soon as possible.

If you have any questions, please don’t hesitate to contact me at 650-808-6000.  We look forward to your favorable response.

Sincerely,

/s/ Gina S. Ryan

Gina S. Ryan
Talent Acquisition & Strategy

Foregoing terms and conditions hereby accepted:

Signed: /s/ Richard Graham

Date: 08/13/2015

Start Date: 10/5/2015